Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Anfield U.S. Equity Sector Rotation ETF, a series of Two Roads Shared Trust, of our report dated December 29, 2020, relating to our audit of the financial statements and financial highlights, which appear in the October 31, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm", “Fund Service Providers”, and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 26, 2021